Exhibit 23.2







                 CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement on Form S-3 No. 333-22825 and the related Prospectus of United Waste Systems, Inc., for the registration of up to 119,523 shares of its common stock, and to the incorporation by reference therein of our report dated February 21, 1997 (except for Note 13 as to which the date is March 25, 1997) with respect to the consolidated financial statements of United Waste Systems, Inc. included in its Annual Report on Form 10-K/A#2 for the year ended December 31, 1996 filed with the Securities and Exchange Commission on June 25, 1997.



                                   /s/Ernst & Young LLP



MetroPark, New Jersey
June 25, 1997